Exhibit 10.1

June 10, 2026

Nelson Sun

Via email to […***…]

Re: Retention Bonus

Dear Nelson:

Aardvark Therapeutics, Inc. (the “Company”) is pleased to offer you the opportunity to receive a cash retention bonus in the aggregate amount of $346,500 (the “Retention Bonus”), on the following terms and conditions.

The Retention Bonus consists of two components: (i) the first component of the Retention Bonus ($198,000) is a guarantee of your 2026 annual bonus (the “Guaranteed Bonus Portion”), and (ii) the remaining component ($148,500) is intended solely as a retention bonus for your continued service through the Retention Date (as defined below). Your 2026 annual bonus, if any, based on the achievement of applicable goals, will be reduced (but not below zero) by the Guaranteed Bonus Portion.

The Company will pay you the Retention Bonus on January 1, 2027 (the “Retention Date”), subject to your continued employment with the Company through such date. However, if prior to the Retention Date, the Company terminates your employment without Cause (as defined in Exhibit A) or you resign for Good Reason (as defined in Exhibit A), subject to your execution and delivery to the Company of a full and complete release of any and all claims in a form prescribed by the Company that you execute and deliver to the Company (and that becomes effective and irrevocable within sixty (60) days after your termination of employment), the Company will pay you the Retention Bonus on the date occurring sixty (60) days following your termination of employment with the Company.

All payments hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Nothing in this letter will confer upon you any right to continued employment with the Company (or its affiliates or their respective successors) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time, without notice, and for any or no reason. The Retention Bonus is discretionary in nature and does not create any contractual or other right to future similar payments. The Retention Bonus is also intended to be a short-term deferral for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and this letter shall be interpreted consistent with that intent.

4370 La Jolla Village Drive, Suite 1050 • San Diego, CA 92122 • Phone: (858) 225-7696 www.aardvarktherapeutics.com

Aardvark Confidential and Proprietary

This letter will be construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of law. This letter constitutes the entire agreement between you and the Company with respect to the Retention Bonus, and supersedes any prior understandings or agreements, whether oral or written, between you and the Company regarding the Retention Bonus.

Sincerely,

Aardvark Therapeutics, Inc.

/s/ Tien-Li Lee

Tien-Li Lee, M.D.

Chief Executive Officer

Accepted:

/s/ Nelson Sun

Nelson Sun

6/10/2026 _

Date

4370 La Jolla Village Drive, Suite 1050 • San Diego, CA 92122 • Phone: (858) 225-7696 www.aardvarktherapeutics.com

Aardvark Confidential and Proprietary

Exhibit A

“Cause” means, with respect to you, the occurrence of any of the following events: (i) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or intentional falsification of any documents or records of the Company or one of its affiliates; (ii) your material failure to abide by the Company’s Code of Conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any affiliate of the Company, as applicable); (iii) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its affiliates (including, without limitation, your improper use or disclosure of confidential or proprietary information of the Company or any of its affiliates); (iv) any intentional act by you which has a material detrimental effect on the reputation or business of the Company or any of its affiliates; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or any of its affiliates, as applicable) of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment or service agreement between you and the Company (or any of its affiliates, as applicable), which breach is not cured pursuant to the terms of such agreement; or (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company (or any of its affiliates, as applicable). The determination that a termination of your employment is either for Cause or without Cause will be made by the Company’s Board of Directors.

“Good Reason” means your voluntary resignation after complying with the Good Reason Process following the occurrence of any of the following events without your written consent: (i) a material reduction in your base salary, except for across-the-board salary reductions similarly affecting substantially all employees; or (ii) any material breach by the Company of any material written agreement between you and the Company.

“Good Reason Process” means (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment and provide the Company with a written notice which shall indicate the specific termination provision herein relied upon for your resignation for Good Reason and the date of termination, each within 30 days after the end of the Cure Period.

4370 La Jolla Village Drive, Suite 1050 • San Diego, CA 92122 • Phone: (858) 225-7696 www.aardvarktherapeutics.com

Aardvark Confidential and Proprietary